FINAL FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION APPOINTS RICHARD E. CHANDLER, JR. EXECUTIVE
VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

THE WOODLANDS, TX – October 30, 2017 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that Richard E. Chandler, Jr. has been appointed to the position of Executive Vice President, General Counsel and Secretary effective October 27, 2017. Mr. Chandler assumes the role from Roger Barzun, who has held the position for the past 25 years.

“The Board and I would like to thank Roger for his years of service to Sterling,” said Joe Cutillo, Sterling Construction’s Chief Executive Officer. “He has been a steadfast member of our management team throughout the many changes our Company has undergone over the years, and we wish him all the best in this next phase of his life. At the same time, I am pleased to welcome Rich to the Sterling family where I believe we will benefit from his extensive experience advising public and private companies, joint ventures, and boards of directors, over a wide range of matters in various industries and markets, especially the construction field.”

About Richard Chandler

Mr. Chandler served as Executive Vice President, Chief Legal Officer & Secretary of Chicago Bridge & Iron Company N.V. (CB&I) from 2011 to 2016. Prior to that, he was a partner in a major international law firm and previously served as Senior Vice President, General Counsel & Secretary to Smith International, Inc. and Senior Vice President – Administration, General Counsel & Secretary to M-I Swaco LLC, a multinational joint venture between Smith International and Schlumberger. Mr. Chandler holds a Juris Doctor degree from Loyola University College of Law in New Orleans and a Bachelor of Arts degree from the University of Cincinnati.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation infrastructure, water infrastructure, and residential and commercial concrete projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii and other states in which there are construction opportunities. Its heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems and multi-family homes, commercial projects and parking structures. Its residential concrete projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620